Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Second Quarter 2023 Results

Highlights

•Second quarter 2023 net income of $146.9 million, or $1.13 per diluted share
•Quarterly adjusted EBITDA of $351.1 million
•Share repurchases of $186.9 million in second quarter 2023
•Expect 2023 adjusted EBITDA in the $1.4 billion range

Clayton, MO, July 27, 2023 – Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2023.

Second quarter 2023 reported net income was $146.9 million, or $1.13 per diluted share, which compares to second quarter 2022 reported net income of $422.1 million, or $2.76 per diluted share. Second quarter 2023 adjusted EBITDA of $351.1 million excludes depreciation and amortization expense of $136.8 million, gain on sale of our domestic private trucking fleet and operations of $27.0 million, and restructuring charges of $19.2 million. Second quarter 2022 adjusted EBITDA was $727.3 million. Sales in the second quarter 2023 were $1,702.7 million compared to $2,616.1 million in the second quarter 2022.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “In this challenging demand environment, Olin’s global team continues to prove our model’s resilience and the ability to deliver significantly higher trough level adjusted EBITDA and corresponding cash flows. Our investment grade balance sheet and strong cash flow allow Olin to successfully maintain our commercial discipline and “value-first” approach, which will fuel an accelerated earnings recovery once demand improves. We continue to prioritize share repurchases from excess cash flow with approximately 5% of outstanding shares repurchased so far in 2023.

“In light of the difficult global economic environment and continued operating issues with the vinyl chloride monomer Freeport, Texas facility, we expect third quarter 2023 results from our Chemical businesses to be lower than second quarter 2023 levels. We expect our Winchester business third quarter 2023 results to increase sequentially from second quarter 2023 as we anticipate international and domestic military growth. Overall, we expect Olin’s third quarter 2023 adjusted EBITDA to be approximately 10% lower than second quarter 2023 levels. We expect full year adjusted EBITDA to be in the range of $1.4 billion.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

In first quarter 2023, the Blue Water Alliance joint venture began operations and are consolidated in our Chlor Alkali Products and Vinyls segment. Chlor Alkali Products and Vinyls sales for the second quarter 2023 were $1,002.3 million compared to $1,403.5 million in the second quarter 2022. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to 24% lower volumes partially offset by higher pricing. Second quarter 2023 segment earnings were $180.1 million compared to $346.5 million in the second quarter 2022. The $166.4 million decrease in segment earnings was primarily due to lower volumes partially offset by higher pricing across all products except vinyls intermediates, which declined. The Chlor Alkali Products and Vinyls second quarter 2023 segment results were also negatively impacted by $78.9 million for the maintenance turnaround and subsequent operating issues with the vinyl chloride monomer plant at the Freeport, Texas facility resulting in higher costs and reduced profit from lost sales. Chlor Alkali Products and Vinyls second quarter 2023 results included depreciation and amortization expense of $113.3 million compared to $120.4 million in the second quarter 2022.

EPOXY

Epoxy sales for the second quarter 2023 were $333.8 million compared to $772.7 million in the second quarter 2022. The decrease in Epoxy sales was primarily due to 24% lower resin and systems volumes and $206.9 million of lower cumene and bisphenol A sales. As part of the Epoxy business restructuring actions to right-size our global asset footprint to the most cost-effective asset base to support our strategic operating model, the Epoxy business ceased operations at our cumene facility in Terneuzen, Netherlands in first quarter 2023 and one of our bisphenol A production lines at our Stade, Germany facility in fourth quarter 2022. Second quarter 2023 segment loss was $0.5 million compared to segment earnings of $139.9 million in the second quarter 2022. The $140.4 million decrease in Epoxy segment earnings was primarily due to lower volumes and lower pricing, partially offset by lower raw material and operating costs, mainly decreased natural gas and electrical power costs. Epoxy second quarter 2023 results included depreciation and amortization expense of $15.2 million compared to $20.4 million in the second quarter 2022.

WINCHESTER

Winchester sales for the second quarter 2023 were $366.6 million compared to $439.9 million in the second quarter 2022. The decrease in Winchester sales was primarily due to lower commercial ammunition shipments, partially offset by higher domestic and international military sales. Second quarter 2023 segment earnings were

$64.7 million compared to $119.3 million in the second quarter 2022. The $54.6 million decrease in segment earnings was primarily due to lower commercial ammunition shipments and pricing, and higher commodity and other materials costs, partially offset by higher military sales. Winchester second quarter 2023 included depreciation and amortization expense of $6.3 million compared to $5.9 million in the second quarter 2022.

CORPORATE AND OTHER COSTS

Second quarter 2023 charges to income for environmental investigatory and remedial activities were $13.0 million compared to $5.0 million in the second quarter 2022. The second quarter 2023 increase in charges relate primarily to future remedial activities associated with past manufacturing operations.

Other corporate and unallocated costs in second quarter of 2023 decreased $12.6 million compared to second quarter 2022 primarily due to lower incentive costs and lower legal-related costs.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on June 30, 2023, was $161.1 million and Olin ended second quarter 2023 with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 1.4 times. During second quarter 2023, net debt decreased by $33.0 million. On June 30, 2023, Olin had approximately $1.3 billion of available liquidity.

During second quarter 2023, approximately 3.5 million shares of common stock were repurchased at a cost of $186.9 million. During first half 2023, approximately 7.1 million shares of common stock were repurchased at a cost of $393.0 million. On June 30, 2023, Olin had approximately $1.3 billion available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss second quarter 2023 financial results at 9:00 a.m. Eastern time on Friday, July 28, 2023. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the second quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from a public health crisis, such as a pandemic, epidemic or outbreak of infectious disease, including the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2023-09

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Sales	$1,702.7	$2,616.1	$3,547.0	$5,077.5
Operating Expenses:
Cost of Goods Sold	1,392.6	1,951.4	2,834.3	3,758.9
Selling and Administration	101.2	99.0	213.0	203.3
Restructuring Charges(b)	19.2	3.6	80.1	6.7
Other Operating Income(c)	27.0	3.3	27.5	3.3
Operating Income	216.7	565.4	447.1	1,111.9
Interest Expense	45.3	34.5	87.7	67.4
Interest Income	1.1	0.3	2.2	0.7
Non-operating Pension Income	5.4	9.5	11.1	19.1
Income before Taxes	177.9	540.7	372.7	1,064.3
Income Tax Provision	33.2	118.6	74.0	249.2
Net Income	144.7	422.1	298.7	815.1
Net Loss Attributable to Noncontrolling Interests	(2.2)	—	(4.5)	—
Net Income Attributable to Olin Corporation	$146.9	$422.1	$303.2	$815.1
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$1.15	$2.83	$2.35	$5.37
Diluted	$1.13	$2.76	$2.29	$5.24
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	127.4	149.2	129.2	151.9
Average Common Shares Outstanding - Diluted	130.4	152.8	132.4	155.6

(a)Unaudited.
(b)Restructuring charges for both the three and six months ended June 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $4.9 million and $17.7 million, respectively, were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Sales:
Chlor Alkali Products and Vinyls	$1,002.3	$1,403.5	$2,119.4	$2,648.7
Epoxy	333.8	772.7	694.5	1,562.2
Winchester	366.6	439.9	733.1	866.6
Total Sales	$1,702.7	$2,616.1	$3,547.0	$5,077.5
Income before Taxes:
Chlor Alkali Products and Vinyls	$180.1	$346.5	$426.0	$675.1
Epoxy	(0.5)	139.9	20.9	277.9
Winchester	64.7	119.3	125.7	238.2
Corporate/Other:
Environmental Expense	(13.0)	(5.0)	(16.2)	(10.6)
Other Corporate and Unallocated Costs	(22.4)	(35.0)	(56.7)	(65.3)
Restructuring Charges(b)	(19.2)	(3.6)	(80.1)	(6.7)
Other Operating Income(c)	27.0	3.3	27.5	3.3
Interest Expense	(45.3)	(34.5)	(87.7)	(67.4)
Interest Income	1.1	0.3	2.2	0.7
Non-operating Pension Income	5.4	9.5	11.1	19.1
Income before Taxes	$177.9	$540.7	$372.7	$1,064.3

(a)Unaudited.
(b)Restructuring charges for both the three and six months ended June 30, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost effective assets to support our strategic operating model, of which $4.9 million and $17.7 million, respectively, were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2023	2022	2022
Assets:
Cash and Cash Equivalents	$161.1	$194.0	$304.6
Accounts Receivable, Net	869.8	924.6	1,299.2
Income Taxes Receivable	32.8	43.2	8.0
Inventories, Net	1,081.2	941.9	945.7
Other Current Assets	53.3	52.7	109.0
Total Current Assets	2,198.2	2,156.4	2,666.5
Property, Plant and Equipment (Less Accumulated Depreciation of $4,636.9, $4,413.1 and $4,217.9)	2,550.6	2,674.1	2,755.0
Operating Lease Assets, Net	335.7	356.0	360.1
Deferred Income Taxes	82.6	60.5	86.5
Other Assets	1,108.6	1,102.5	1,090.0
Intangibles, Net	255.9	273.8	296.2
Goodwill	1,420.9	1,420.9	1,420.9
Total Assets	$7,952.5	$8,044.2	$8,675.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$9.0	$9.7	$201.1
Accounts Payable	750.0	837.7	983.7
Income Taxes Payable	139.6	133.4	112.9
Current Operating Lease Liabilities	70.2	71.8	75.1
Accrued Liabilities	426.9	508.8	483.8
Total Current Liabilities	1,395.7	1,561.4	1,856.6
Long-term Debt	2,717.3	2,571.0	2,579.6
Operating Lease Liabilities	273.6	292.5	292.1
Accrued Pension Liability	225.4	234.5	322.6
Deferred Income Taxes	505.9	507.3	582.1
Other Liabilities	363.0	333.9	346.1
Total Liabilities	5,480.9	5,500.6	5,979.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 125.8, 132.3 and 145.1 Shares	125.8	132.3	145.1
Additional Paid-in Capital	313.7	682.7	1,318.5
Accumulated Other Comprehensive Loss	(483.4)	(495.9)	(535.5)
Retained Earnings	2,475.9	2,224.5	1,768.0
Olin Corporation’s Shareholder’s Equity	2,432.0	2,543.6	2,696.1
Noncontrolling Interests	39.6	—	—
Total Equity	2,471.6	2,543.6	2,696.1
Total Liabilities and Equity	$7,952.5	$8,044.2	$8,675.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2023	2022
Operating Activities:
Net Income	$298.7	$815.1
Gains on Disposition of Property, Plant and Equipment	(27.0)	—
Stock-based Compensation	8.4	6.3
Depreciation and Amortization	273.9	300.5
Deferred Income Taxes	(27.7)	31.9
Write-off of Equipment and Facility Included in Restructuring Charges	17.7	—
Qualified Pension Plan Contributions	(1.5)	(0.8)
Qualified Pension Plan Income	(9.9)	(16.3)
Changes in:
Receivables	52.8	(228.5)
Income Taxes Receivable/Payable	14.3	12.8
Inventories	(137.9)	(90.4)
Other Current Assets	(1.8)	(16.1)
Accounts Payable and Accrued Liabilities	(141.1)	138.6
Other Assets	(13.4)	2.5
Other Noncurrent Liabilities	43.1	0.7
Other Operating Activities	(5.6)	2.9
Net Operating Activities	343.0	959.2
Investing Activities:
Capital Expenditures	(128.8)	(103.9)
Payments under Other Long-Term Supply Contracts	(29.6)	—
Proceeds from Disposition of Property, Plant and Equipment	28.8	—
Other Investing Activities	(1.0)	—
Net Investing Activities	(130.6)	(103.9)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	143.7	(0.5)
Common Stock Repurchased and Retired	(393.0)	(689.7)
Stock Options Exercised	11.9	20.9
Dividends Paid	(51.8)	(60.9)
Contributions Received from Noncontrolling Interests	44.1	—
Net Financing Activities	(245.1)	(730.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.2)	(1.0)
Net (Decrease) Increase in Cash and Cash Equivalents	(32.9)	124.1
Cash and Cash Equivalents, Beginning of Year	194.0	180.5
Cash and Cash Equivalents, End of Period	$161.1	$304.6

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$144.7	$422.1	$298.7	$815.1
Add Back:
Interest Expense	45.3	34.5	87.7	67.4
Interest Income	(1.1)	(0.3)	(2.2)	(0.7)
Income Tax Provision	33.2	118.6	74.0	249.2
Depreciation and Amortization	136.8	148.8	273.9	300.5
EBITDA	358.9	723.7	732.1	1,431.5
Add Back:
Restructuring Charges	19.2	3.6	80.1	6.7
Certain Non-recurring Items (b)	(27.0)	—	(27.0)	—
Adjusted EBITDA	$351.1	$727.3	$785.2	$1,438.2

(a)Unaudited.
(b)Certain non-recurring items for both the three and six months ended June 30, 2023 included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by the Trailing Twelve Months Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Trailing Twelve Months Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges and certain other non-recurring items for the previous twelve months. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	June 30,	December 31,	June 30,
(In millions)	2023	2022	2022
Current Installments of Long-term Debt	$9.0	$9.7	$201.1
Long-term Debt	2,717.3	2,571.0	2,579.6
Total Debt	2,726.3	2,580.7	2,780.7
Less: Cash and Cash Equivalents	(161.1)	(194.0)	(304.6)
Net Debt	$2,565.2	$2,386.7	$2,476.1

Trailing Twelve Months Adjusted EBITDA (b)	$1,774.8	$2,427.8	$2,831.9

Net Debt to Adjusted EBITDA	1.4	1.0	0.9

(a)Unaudited.
(b)Trailing Twelve Months Adjusted EBITDA as of June 30, 2023 is calculated as the six months ended June 30, 2023 plus the year ended December 31, 2022 less the six months ended June 30, 2022. Trailing Twelve Months Adjusted EBITDA as of June 30, 2022 is calculated as the six months ended June 30, 2022 plus the year ended December 31, 2021 less the six months ended June 30, 2021.